Exhibit 99.1

Rite Aid Promotes John T. Standley to CEO, Effective June 24, 2010;

Mary Sammons to Retain Position of Chairman

CAMP HILL, PA, January 21, 2010—Rite Aid Corporation (NYSE: RAD) announced today that John T. Standley, currently Rite Aid President and Chief Operating Officer, will become President and Chief Executive Officer effective June 24, 2010 at the company’s annual stockholder meeting. Mary Sammons, currently Rite Aid Chairman and CEO, will continue as Chairman.

Standley’s promotion is part of the company’s executive succession plan and was approved today at a regularly scheduled meeting of Rite Aid’s Board of Directors. Sammons, 63, will remain Rite Aid Chairman until the company’s annual meeting in June, 2012. Sammons said she intends to be an active chairman, continuing to represent the company in industry and government affairs as well as assist as needed with strategic initiatives.

Standley, 46, returned to Rite Aid in September 2008 as President and COO after leaving in August 2005 to become Chief Executive Officer and Board Director of Pathmark Stores, Inc. He originally joined Rite Aid in December 1999 as Executive Vice President and Chief Financial Officer, part of a new executive management team that also included Sammons. He has served as a member of the Rite Aid Board of Directors since June 2009.

“When I asked John to return to Rite Aid, I knew he would move swiftly to improve our company’s operations,” Sammons said. “As President and COO, he’s helped us manage through this recession and set in motion initiatives to grow our company for the future. We are in a much stronger financial position today in large part due to his leadership. His many accomplishments in such a short time as President and COO and his previous successful track record at our company demonstrate his ability to guide Rite Aid as its next CEO.”

“It’s a privilege to work with Mary and the 99,000 talented and dedicated Rite Aid associates to build on the considerable progress we’ve made in the past year,” Standley said. “While we still have a lot of hard work ahead, I’m confident in the strategies we’ve identified to improve our performance and look forward to leading the company as we continue to implement initiatives to grow profitable sales, further improve our cost structure and reduce debt.”

From 2005 until 2007, Standley engineered and led a successful turnaround at Pathmark, a $4.0 billion regional supermarket chain with a strong pharmacy business that was sold to The Great Atlantic & Pacific Tea Company, Inc. (A&P). At Rite Aid between 1999 and 2005, he served as Chief Administrative Officer, Senior Executive Vice President and Chief Financial Officer. Prior to Rite Aid, he served in key executive financial positions at various retail and grocery companies including Fleming, Inc.; Fred Meyer, Inc.; Ralph’s Grocery and Smith Food & Drug Centers. He is a member of the Board of Governors of the Children’s Miracle Network.

Sammons joined Rite Aid in December 1999 as President and COO, was named President and CEO in 2003 and named Chairman and CEO in 2007. Before joining Rite Aid, she was President and Chief Executive Officer of Fred Meyer Stores, a food, drug and general merchandise retailer in the Pacific Northwest and a unit of Fred Meyer, Inc. which was bought by The Kroger Company in 1999. She has served on Rite Aid’s Board of Directors since joining the company and is a Director of StanCorp

Financial, President of the Rite Aid Foundation and a member of the Executive Committee of the National Association of Chain Drug Stores (NACDS).

Rite Aid is one of the nation’s leading drugstore chains with more than 4,800 stores in 31 states and the District of Columbia with fiscal 2009 annual sales of more than $26.3 billion. Information about Rite Aid, including corporate background and press releases, is available through Rite Aid’s Web site at www.riteaid.com.

This press release contains forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements; general economic conditions, inflation and interest rate movements; our ability to improve the operating performance of our stores in accordance with our long term strategy, our ability to realize same store sales growth; our ability to hire and retain pharmacists and other store personnel; the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order; competitive pricing pressures, including aggressive promotional activity from our competitors; decisions to close additional stores and distribution centers, which could result in further charges to our operating statement; our ability to manage expenses; our ability to realize the benefits from actions to further reduce costs and investment in working capital; continued consolidation of the drugstore industry; changes in state or federal legislation or regulations and the outcome of lawsuits and governmental investigations. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

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Contact:

Investors:  717-975-3710, Chris Hall 717-214-8834 or investor@riteaid.com

Media:   Karen Rugen 717-730-7766